Exhibit 99.2

FOR IMMEDIATE RELEASE

February 1, 2005

Owens & Minor Acquires Access Diabetic Supply

Richmond, VA.... Owens & Minor (NYSE-OMI) announced today it has acquired Access Diabetic Supply, LLC (Access), a Florida-based distributor of diabetic supplies. The acquisition complements Owens & Minor’s long-term strategy to expand its market and customer base in healthcare. Access primarily markets blood glucose monitoring devices, test strips and other ancillary products used by people with diabetes for self-testing, an important element in the day-to-day management of diabetes. The company also distributes products for certain other chronic disease categories. Access was a finalist for Ernst & Young’s 2003 Entrepreneur of the Year Award and was featured in Entrepreneur Magazine as the 25th fastest growing company in America in 2003.

“We are very excited about Access, which is a best-in-class company with a culture similar to Owens & Minor. We look forward to working with the talented Access teammates to build upon the already successful product supply and service business they have established,” said Craig R. Smith, president and chief operating officer of Owens & Minor. “This acquisition extends our core competency of medical products distribution into the home, and is consistent with our long-term strategy to expand our reach in the healthcare supply chain. This is a logical extension of our abilities into a rapidly growing market.”

Launched in 2000, Access, with 2004 revenues of approximately $32 million, ranks among the top 10 companies in the rapidly growing, $1 billion, direct-to-consumer diabetic supply sector. This market, driven by the increasing incidence of diabetes and other chronic health conditions, reflects the growing desire of patients to receive medical supplies directly through the mail. The number of Americans diagnosed with diabetes stands at approximately 13 million today, according to the American Diabetes Association, and that number is expected to reach 17 million diagnosed cases by 2009.

Today, Access distributes products to more than 50,000 customers across the United States and, as part of its successful business model, handles reimbursement tasks for its customers with Medicare and private insurers. Also, the company has a proven ability to capture new customers through its marketing techniques, and maintains its customer base with exceptional customer service. Growth in the sector is being fueled by customer preference for the convenience, confidentiality and ease of home delivery of medical supplies.

“We are very excited to become part of the Owens & Minor family,” said David A. Wallace, president of Access Diabetic Supply. “Owens & Minor shares our commitment to grow in the rapidly expanding, direct-to-consumer, diabetic supply sector. In addition, we look forward to tapping Owens & Minor’s experience and expertise in healthcare.”

As a result of the acquisition, the Access team of approximately 200 employees, along with the company’s executives, will join Owens & Minor. Access will operate as a separate entity within the corporate structure of Owens & Minor, Inc. subsidiaries.

Ewing Bemiss & Co. of Richmond, VA advised Owens & Minor in the transaction, while Brookwood Associates of Charlotte, NC advised Access.

Access Diabetic Supply, LLC, based in Pompano Beach, Florida, is a leading national provider of direct-to-consumer diabetes testing supplies to eligible Medicare and privately insured individuals. Access distributes products used by diabetes patients for daily monitoring of blood glucose levels, including meters, test strips and lancets. In addition, Access has expanded its product line to serve patients with other conditions such as chronic respiratory disease. The company serves its nationwide customer base of more than 50,000 by managing the documentation and insurance claims filing process for customers and by facilitating home delivery of products. Visit the company Web site at www.accessdiabeticsupply.com

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the ability to assimilate the operations of an acquired business into the company, the potential loss of key personnel, intense competitive pressures, such as pricing, within the healthcare industry, the success of direct marketing programs in attracting new customers, the ability to retain existing customers, changes in customer order patterns, changes in healthcare laws and regulations, changes in government, including Medicare, reimbursement guidelines and private insurer reimbursement amounts, the ability to maintain product suppliers, product price increases by suppliers and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

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Contact: Jeff Kaczka, SVP & Chief Financial Officer, 804-965-5896; Dick Bozard, VP & Treasurer, 804-965-2921; or Trudi Allcott, Manager, Investor Communications 804-935-4291; truitt.allcott@owens-minor.com